EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of April 20, 2026, (the “Effective Date”) by and between Airship AI Holdings, Inc., a Washington corporation (the “Company”), and Yanda Ma, a resident of the state of Washington (“Employee”).  Capitalized terms used and not otherwise defined in the body of this Agreement have the meanings assigned to such terms in Section 7.

AGREEMENTS

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Term of Employment. The Company will employ Employee, and Employee will serve the Company, for a continuous term beginning on the Effective Date and ending on the day preceding the third anniversary of the Effective Date (“Initial Term”). The Initial Term will be extended automatically for additional one-year periods (each a “Renewal Term”), on the same terms and conditions as set forth in this Agreement (as modified from time to time by the parties), beginning on the first anniversary of the Effective Date unless either party gives the other party written notice of such party’s decision not to renew the term of this Agreement at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. The Initial Term, together with all Renewal Terms, are collectively referred to in this Agreement as the “Term of Employment.” Notwithstanding the forgoing, either party may terminate this Agreement prior to the expiration of the Term of Employment pursuant to, and with the effect set forth in, Section 5.

2. Position, Duties and Responsibilities.

(a) Position and Duties. The Employee will serve the Company as Chief Technology Officer, reporting directly to the Chief Executive Officer (“CEO”) and the Board of Directors. Employee will perform the duties and responsibilities customarily associated with the position of President, and as may be assigned to him from time to time by the Board of Directors of the Company.

(b) Standard of Performance. Employee will be employed on a full-time basis and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Employee shall perform his duties under this Agreement at Employee’s remote office, and as applicable and required at the Company’s principal offices in Washington State on a quarterly basis and shall travel from time to time to such other places in the United States and elsewhere as reasonably required to perform his obligations hereunder. Employee shall serve the Company, faithfully and to the best of his ability in a diligent, trustworthy, businesslike and efficient manner and shall comply with all policies and procedures of the Company as in effect from time to time for the conduct of its employees. Employee shall use his best efforts to promote the interests, prospects, condition and welfare of the Company. Without limiting the generality of the foregoing, Employee shall not, without the prior written approval of the CEO or the Board of Directors of the Company, render services of a business, professional or commercial nature for compensation or otherwise to any Person other than the Company; provided that Employee may serve on association and corporate boards of charitable organizations, and may specifically serve as a Director, so long as such service does not materially detract from the performance of his duties to Company or conflict with his obligations under this Agreement.

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3. Compensation and Benefits. As full compensation for the services to be rendered to or on behalf of the Company and the other obligations undertaken by Employee, the Company shall pay Employee the following compensation and benefits:

(a) Base Salary. The Company shall pay to Employee, in accordance with the Company’s policies, procedures and practices in effect from time to time, an annual base salary (the “Annual Base Salary”) of $300,000.

(b) Bonus. Commencing on the Effective Date and thereafter, Employee will be eligible to participate in annual performance-based bonus programs as detailed in Exhibit II and established from time to time by the Board of Directors of the Company, subject to the achievement by Employee and the Company of the applicable performance criteria established for Employee by the Board of Directors of the Company. The achievement of the performance criteria for each calendar year will be determined in good faith by the Board of Directors of the Company, or the Company’s Compensation Committee, in its sole discretion, after the final audit report relating to the statements of the Company is issued and will be earned and paid as soon as reasonably practicable after determined and in accordance with the Company’s standard policies adopted from time to time. In order to be eligible to receive any performance-based bonus under this Section 3(b), Employee must be employed by the Company through the close of business on the first business day of the calendar year immediately following the calendar year for which such performance-based bonus was earned (or, if earlier, the date such performance-based bonus is paid). Employee shall be eligible in all future years that Employee is serving on a full-time basis.

(c) Employee Benefits. Employee shall be entitled to participate in the Company’s employee benefit plans and programs for which Employee is eligible and receive all benefits and perquisites for which similarly situated salaried employees of the Company generally are eligible under any plan or program now existing or established later by the Company (“Benefits”). The Benefits will in all respects be paid or provided in accordance with the then-existing plans, policies, programs and/or arrangements establishing or governing such Benefits. The Company reserves the right to add, terminate and/or amend any existing plans, policies, programs and/or arrangements so long as any such actions do not have the effect of materially reducing the aggregate value of the benefits granted to Employee as of the Effective Date, unless such addition, termination or amendment is generally applicable to all employees of the Company.

(d) Vacation. Employee will receive twenty (20) days of paid vacation and such other fringe benefits, including paid holidays, for which he is eligible, in accordance with the policies of the Company in effect from time to time.

(e) Expenses. The Company shall reimburse Employee for reasonable and necessary out-of-pocket travel, business and entertainment expenses incurred by Employee in connection with Employee’s employment by the Company, in accordance with the policies of the Company in effect from time to time and subject to the submission of appropriate receipts and expense reports.

4. Employee Proprietary Information and Inventions Agreement. The terms and conditions set forth in the “Employee Proprietary Information and Inventions Agreement” attached hereto as Exhibit A (the “PIIA”) are hereby incorporated herein in their entirety and made a part hereof by this reference.

5. Termination of Employee’s Employment with the Company.

(a) Events Triggering Termination of Employment. Employee’s employment with the Company shall terminate immediately upon Employee’s death or Disability. In addition, Employee has the right to terminate his employment with the Company for any other reason or no reason upon delivery of written notice to the Company. The Company has the right to terminate Employee’s employment with the Company for any reason or no reason upon delivery of written notice to Employee.

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(b) Accrued and Unpaid Salary and Benefits. Upon termination of Employee’s employment with the Company for any reason, the Company shall pay to Employee, in accordance with the Company’s payroll policies and practices as then in effect, an amount equal to the sum of Employee’s (i) accrued but not yet paid Annual Base Salary, if any, through the Date of Termination at the rate in effect at the time Notice of Termination is given, (ii) accrued but unpaid vacation pay, if any, (iii) earned and accrued but not yet paid performance-based bonus, if any, with respect to the year ended prior to the Date of Termination and (iv) and all other benefits payable under the terms of any vested employee benefit plan or other arrangement as of the Date of Termination (collectively, the “Accrued Obligations”) in a lump sum, payable within thirty (30) days following the Date of Termination. As a condition to the Company’s obligations under this Section 5(b), Employee shall execute and deliver to the Company a general release of any claims that Employee may have against the Company, or any of the Company’s Affiliates, as of the termination of Employee’s employment with the Company, in form and substance reasonably satisfactory to the Company. Notwithstanding anything in this Section 5(b) to the contrary, the Company’s obligation to pay the severance benefits under this Agreement shall terminate immediately upon Employee’s breach of any of the provisions of this Agreement including, without limitation, the PIIA.

(c) Severance Benefits. If the Company terminates Employee’s employment with the Company without Cause or the Employee resigns for Good Reason, then in addition to the amounts to be paid to Employee under Section 5(b), the Company shall pay Employee benefits in an aggregate amount equal to (i) three (3) months of the Annual Base Salary in effect on the Date of Termination, and (ii) the amount of the bonus (pro-rated for any partial year), if any, earned by Employee (per the provisions of Section 3(b)) for the calendar year of the Date of Notice of Termination. The payment of the Annual Base Salary under this Section 5(c) shall be paid in equal installments over a period of three (3) months following either Party’s Notice of Termination of Employee’s employment with the Company and otherwise in accordance with the Company’s payroll policies and practices as then in effect. The payment of any pro-rated bonus under this Section 5(c) shall be determined and paid in accordance with Section 3(b) hereto. As a condition to the Company’s obligations under this Section 5(c), Employee shall execute and deliver to the Company a general release of any claims that Employee may have against the Company, or any of the Company’s Affiliates, as of the termination of Employee’s employment with the Company, in form and substance reasonably satisfactory to the Company. Notwithstanding anything in this Section 5(c) to the contrary, the Company’s obligation to pay the severance benefits under this Agreement shall terminate immediately upon Employee’s breach of any of the provisions of this Agreement including, without limitation, the PIIA.

(d) Death. If, during the Term of Employment, the Employee dies, (i) the Employee’s employment shall terminate and (ii) the Company will pay to the Employee’s estate the Accrued Obligations, in addition to any payments the Employee’s spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or other arrangement or life insurance policy maintained by the Company. Such payments and benefits payable by the Company shall be in addition to other rights and benefits the Employee’s spouse, beneficiaries or estate may be entitled to receive under all employee benefit plans in accordance with the terms of such plans.

(e) Disability. If, during the Term of Employment, the Employee suffers a Disability, (i) the Employee’s employment will terminate on the Date of Termination and (ii) the Company will pay to the Employee or the Employee’s estate the Accrued Obligations, in addition to any payments the Employee’s spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or other arrangement or life insurance policy maintained by the Company. Such payments and benefits payable by the Company shall be in addition to other rights and benefits the Employee’s spouse, beneficiaries or estate may be entitled to receive under all employee benefit plans in accordance with the terms of such plans.

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(f) General Termination Provisions.

(i) Any termination of the Employee’s employment by the Company or by the Employee (other than termination because of the death of the Employee) shall be communicated by written Notice of Termination to the other party hereto.

(ii) Upon the occurrence of an event described in clauses (a) through (e) of the definition of Good Reason, the Employee may terminate his employment hereunder for Good Reason with ninety (90) days notice (or, if the Good Reason arises from the Company’s failure to pay monies due to the Employee, thirty (30) days) thereafter by giving a Notice of Termination to the Company to that effect. If any of the occurrences constituting Good Reason may be cured, the Company shall have the opportunity to cure any such effect for a period of thirty (30) days (or, if the Good Reason arises from the Company’s failure to pay monies due to the Employee, thirty (30) days) following receipt of the Employee’s Notice of Termination. If the Company fails to cure any such occurrence, the termination for Good Reason shall become effective on the date specified in the Employee’s Notice of Termination.

(iii) In the case of any termination of the Employee for Cause, the Company will give the Employee a Notice of Termination describing in reasonable detail, the facts or circumstances giving rise to the Employee’s termination. The Employee’s termination for Cause shall be effective as of the date specified in the Notice of Termination or of the Employee’s failure to comply.

(iv) In consideration of the severance benefits provided under this Agreement, the Employee agrees that for a period of 6 months following the Termination Date (the “Restricted Period”), the Employee shall not, directly or indirectly, engage in, own, manage, operate, control, be employed by, consult for, or otherwise participate in any business that competes with the Company’s business. During the Restricted Period, the Employee shall not, directly or indirectly, solicit, recruit, or attempt to hire any employees of the Company or induce any client, customer, or business partner to terminate or reduce its relationship with the Company. The Employee acknowledges that this non-compete restriction is reasonable in duration, geography, and scope, and is necessary to protect the Company’s legitimate business interests. In the event that any portion of this provision is deemed unenforceable, a court may modify the provision to render it enforceable to the maximum extent permitted by law. The Employee agrees that any breach of this provision may result in irreparable harm to the Company, and the Company shall be entitled to seek injunctive relief in addition to any other remedies available under law.

(v) In accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Employee (and any eligible dependents) shall have the right to continue group health plan coverage for the period required by law following termination of employment or another qualifying event. The Employee shall be responsible for the full cost of COBRA premiums unless otherwise specified in this Agreement. If the Employee’s termination is due to [reason, e.g., involuntary termination without cause], the Company agrees to pay COBRA premiums for a period of three months, provided the Employee timely elects COBRA continuation coverage and remains eligible. Thereafter, the Employee shall be responsible for any remaining COBRA premiums. The Employee understands that COBRA rights are governed by federal law, and this provision does not modify any statutory rights or obligations under COBRA.

6. Employee’s Representations. Employee hereby represents and warrants to the Company that: (a) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound; (b) Employee is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement or other restrictive covenant with any other Person; and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

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7. Definitions. The following terms have the meanings set forth in this Section 7:

“Affiliate” with respect to any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with the first Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Annual Base Salary” has the meaning set forth in Section 3(a).

“Benefits” has the meaning set forth in Section 3(c).

“Cause” means any: (i) commission by Employee of a felony or any other act or omission by Employee involving dishonesty, embezzlement, misappropriation, fraud or moral turpitude; (ii) (A) misconduct by Employee in the performance of his duties under this Agreement which has caused, demonstrable and serious injury, monetary or reputational, to the Company or any of its Affiliates, (B) gross negligence by Employee in the performance of Employee’s duties under this Agreement, or (C) any breach by Employee of a fiduciary duty owed to the Company or any of its Affiliates; (iii) failure of Employee to follow the reasonable directives of the Board and the officers of the Company to whom Employee reports within ten (10) days after receipt of written notice from the Company of such failure; (iv) breach by Employee of any of Employee’s obligations under this Agreement (including the PIIA), and such breach, to the extent curable, has not been remedied within ten (10) days following receipt of written notice from the Company of such breach; (v) breach by Employee of any other agreement between Employee and the Company or any of its Affiliates; or (vi) any other misconduct or gross negligence by Employee which has caused demonstrable and serious injury, monetary or reputational, to the Company or any of its Affiliates.

“Company” has the meaning set forth in the preamble to this Agreement.

“Date of Termination” shall mean: (1) if the Employee’s employment is terminated by Employee’s death, the date of such death; (2) if the Employee’s employment is terminated because of a Disability, then thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the performance of Employee’s duties on a full-time basis during such thirty (30) day period); (3) if the Employee’s employment is terminated by the Company for Cause or by the Employee for Good Reason, then, subject to Sections 5(f)(ii) or (iii) below, the date specified in the Notice of Termination; or (4) if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

“Disabled” means Employee is unable, by reason of accident or illness (including mental illness), to perform Employee’s duties with the Company or its subsidiaries for one hundred and twenty (120) consecutive days or for one hundred and eighty (180) cumulative days during any 365-day period, as determined in good faith by the Board of Directors of the Company based on the opinion of a licensed physician selected by the Company or its insurers and reasonably acceptable to the Employee or the Employee’s legal representatives.

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“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Employee” has the meaning set forth in the preamble to this Agreement.

“Good Reason” shall mean any of the following occurrences:

(a) the assignment, without Employee’s consent, to the Employee of any duties materially inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 2, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(b) any removal by the Company without Employee’s consent of the Employee from Employee’s position indicated in Section 2, except in connection with termination of the Employee’s employment for Cause, death or Disability;

(c) a reduction in the Employee’s Annual Base Salary or any other failure by the Company to comply with Section 3 hereof that is not consented to or approved by the Employee; or

(d) a failure by the Company to materially comply with any other term or provision of this Agreement.

Notwithstanding the above, the occurrence of any of the events described above will not constitute “Good Reason” unless (A) Employee gives the Company written notice within 90 days after the initial occurrence of an event that Employee believes constitutes Good Reason and describes in such notice the details of such event; (B) the Company thereafter fails to cure any such event within the time periods set forth herein; and (C) Employee’s Termination Date as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

“Initial Term” has the meaning set forth in Section 1.

“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

“Person” means any natural person, general partnership, limited partnership, corporation, trust, limited liability company or other association or entity, or the United States of America or any other nation, state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Renewal Term” has the meaning set forth in Section 1.

“Term of Employment” has the meaning set forth in Section 1.

8. Return of Records and Property. Upon termination of Employee’s employment with the Company or at any time upon the Company’s request, Employee shall promptly deliver to the Company any and all of the Company’s and its Affiliate’s records and any and all of the Company’s and its Affiliate’s property in Employee’s possession or under Employee’s control, including manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

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9. Entire Agreement. This Agreement sets forth the entire understanding of the parties regarding this subject matter and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding this subject matter (including any “compensation proposal,” offer letter, letter of intent, and any prior employment or similar agreement between the parties, but excluding any breaches by Employee thereunder prior to the date hereof).

10. Assignment. This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party, but no rights, obligations or liabilities of Employee under this Agreement will be assignable without the prior written consent of the Company.

11. Amendment; Waivers. This Agreement may be amended or modified only by a writing executed by the parties to this Agreement. None of the terms of this Agreement will be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound. Any such signed waiver will be effective only in the specific instance and for the specific purpose for which it was made or given.

12. Represented by Counsel. Employee acknowledges that he has been provided with the right and opportunity to consult with an attorney or other personal advisor concerning the legal effect of this Agreement and the rights and obligations hereunder and the Company have under this Agreement, and that Employee enters into this Agreement voluntarily.

13. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier (charges prepaid), or sent by confirmed facsimile or email (and followed with an additional copy send by one of the first three methods) to the recipient at the address indicated on the signature page to this Agreement, or to such other persons and/or at such other addresses as may be designated by a party by written notice served in accordance with the provisions of this Section 13.

14. Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions will not be affected by such adjudication. The invalid, ineffective or unenforceable provision will, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

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15. Applicable Law; Arbitration. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement, and any disputes or controversies arising hereunder, shall be governed by the laws of the State of Washington without giving effect to any choice or conflict of law provision or rule, even if Employee may work for the Company outside of Washington or the United States. Any dispute between the Company and Employee in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association (“AAA”) in Seattle, Washington. Arbitration shall be initiated by a written demand for arbitration specifying the controversy or claim on which arbitration is sought, as well as the relief requested, and held in Seattle, Washington unless the parties mutually select another venue, by a single arbitrator. The decision of the arbitrator shall be rendered in thirty (30) days, be nonappealable and final and binding upon the parties hereto, and judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction. Notwithstanding the foregoing, either party may seek equitable relief by court action before or after instituting arbitration, including, without limitation, seeking and obtaining temporary restraining orders, injunctions or other provisional or ancillary remedies, and the institution and maintenance of any such action shall not constitute a waiver of the right to arbitrate any controversy or claim. The arbitrator shall award the costs and expenses of arbitration, including attorneys’ fees, to the prevailing party as part of such party’s award, in addition to all other relief granted. This arbitration provision is intended by the parties to be self-executing.

16. Income Tax Reporting; Withholding. Employee shall report the Annual Base Salary, any bonus and all other payments made to Employee under this Agreement as ordinary income for Federal, State and local tax income tax purposes and all such compensation and other payments shall be subject to withholding.

17. 409A. This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) under Treasury Regulation section 1.409A-1(b)(9)(iii) or otherwise or shall comply with the requirements of Code Section 409A; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to Employee for or with respect to any taxes, penalties or interest which may be imposed upon Employee pursuant to Code Section 409A. In accordance with the preceding sentence, the date on which a “separation from service” pursuant to Code Section 409A occurs shall be treated as the termination of employment date for purposes of determining the timing of payments and benefits under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Code Section 409A or comply with the requirements of Code Section 409A.

18. Delivery by Electronic Means. This Agreement and any amendments hereto, to the extent signed and delivered by means of a PDF, facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

19. Attorneys Fees. Should either party employ attorneys to enforce any of the provisions of this Agreement, the party losing in any final judgment agrees to pay the substantially prevailing party all reasonable costs, charges and expenses, including reasonable attorneys' fees, expended or incurred in connection therewith.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first above written.

COMPANY:	AIRHSIP AI HOLDINGS, INC.

	By:	/s/ Victor Huang
Printed Name: Victor Huang
Its: CEO

EMPLOYEE:
	By:	/s/ Yanda Ma
Printed Name: Yanda Ma
Its: Chief Technology Officer

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EXHIBIT A

Employee Proprietary Information and Inventions Agreement

(See attached)

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EXHIBIT B

2025 Bonus Program for CTO

(See attached)

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